Exhibit T3B-16

co No. 4715

GUYANA.
COUNTY OF DEMERARA.

**SCHEDULE "A"**

**BY LAWS OF**

***"CEL*STAR (GUYANA) INC"***

**THE COMPANIES ACT 1991**

**INTERPRETATION:**

In these by-laws and all other by-laws of the Company, unless the context otherwise requires:

(a) "Act" means the Companies Act 1991 as from time to time amended and every statute substituted therefor and in the case of such substitution, any references in the by-laws of the Company to provisions of the Act shall be read as references to the substituted provisions therefor in the new statute or statutes;

(b) "Regulations" means any Regulations made under the Act and every regulation substituted therefor and in the case of such substitution, any references in the by-laws of the Company to provisions of the Regulations shall be read as references to the substituted provisions therefor in the new regulations;

(c) "By-Laws" means any by-law of the Company from time to time in force;

(d) "Court" shall mean the High Court of the Supreme Court of Judicature unless the Act shall specify some other court;

(e) all terms contained in the by-laws and defined in the Act or the Regulations shall have the

Regulations and

(f) the singular includes the plural and the plural includes the singular; the masculine gender includes the feminine and neuter genders; the word "person" includes bodies corporate, companies, partnerships, syndicates, trusts and any association of persons; and the word "individual" means a natural person.

1. The company may exercise the power under section 49 of the Act of paying commission.

2. When a share certificate or debenture is lost, destroyed or defaced it may be renewed on payment of a fee of ten dollars and on such terms (if any) as to evidence and

indemnity and the payment of the expenses of the company of investigating evidence as the directors think fit.

3. (1) The company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys (whether presently due or not) payable in respect of that share, and the company shall also have a first and paramount lien on all shares other than fully paid shares) standing registered in the name of a single person for all moneys presently payable by him or his estate to the company, but the directors may at any time declare any share to be wholly or in part exempt from the provisions of this paragraph; the company's lien, if any, on a share shall extend to dividends payable thereon.

(2) The company may sell, in such manner as the directors think fit, any shares on which the company has a lien, but no sale shall be made unless a sum in respect of which a lien exists is presently payable, nor until the expiration of fourteen days after notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists is presently payable and being given to the registered holder for the time being of the share, or the person entitled thereto by reason of his death or bankruptcy.

(3) To give effect to any such sale the directors may authorise some person to transfer the shares sold to the purchaser thereof; the purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

(4) The proceeds of the sale shall be received by the company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares as the date of the sale.

(5) For the purposes of this paragraph, a share is not a fully paid share if any instalment of the issue price remains to be paid.

4. The directors may, if they think fit, receive from any person willing to advance the same, all or any part of the moneys not yet due upon any shares or debentures held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become

payable) pay interest at such rate not exceeding (unless the company in general meeting shall otherwise direct) five percent per annum, as may be agreed upon between the directors and the person paying the sum in advance.

5. (1) An instrument of transfer of shares or debentures shall name the transferee, shall state the number or principal amount of the shares or debentures transferred, and shall be signed by the transferor. As regards the company the transferor shall be deemed to remain the holder of the shares or debentures until the name of the transferee is entered in the register of members or debenture holders except so far as the Act otherwise provides or the court otherwise orders.

(2) The directors may decline to register :-

(a) the transfer of a share (not being a fully paid share) to a person of whom they shall not approve;

(b) the transfer of a share on which the company has a lien; or

(c) the transfer of a share to a person who is an infant or who is of unsound mind and has been so found by a Court in Guyana.

(3) The directors may decline to recognise any instrument of transfer of shares or debentures unless :-

(a) a fee of ten dollars, or such lesser sum as the directors may from time to time require, is paid to the company in respect thereof;

(b) the instrument of transfer is accompanied by the certificate of the shares or debentures to which it relates, and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer, and

(c) the instrument of transfer is in respect of only one class of shares or debentures.

(4) The registration of transfers may be suspended at such times and for such periods as the directors may from time to time determine provided that such registration shall not be suspended for more than thirty days in any year.

(5) The company shall be entitled to charge a fee not exceeding ten dollars on the registration of every probate, letters of administration, certificate of appointment of a trustee in bankruptcy, power of attorney, notice of interest, charging order, or other instrument.

6. (1) In case of the death of a member or debenture holder the survivor or survivors where the deceased was a joint holder, and the legal personal representative of the

deceased where he was a sole holder, shall be the only person recognised by the company as having any title to his shares or debentures; but nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by him with other persons.

(2) Any person becoming entitled to shares or debentures in consequence of the death or bankruptcy of a member or debenture holder may, upon such evidence being produced as may from time to time properly be required by the directors and subject as hereinafter provided, elect either to be registered himself as holder of the shares or debentures or to have some person nominated by him registered as the transferee thereof, but the directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the shares or debentures by that member or debenture holder before his death or bankruptcy, as the case may be.

(3) No shares of the company shall be sold or transferred by any shareholder or trustee in bankruptcy or personal representative of any shareholder unless and until the rights of pre-emption hereinafter conferred shall have been first exhausted.

(4) Every shareholder or trustee in bankruptcy who may desire to sell or transfer any shares of the company and any personal representative of a deceased shareholder who may desire to sell or transfer any shares for any such deceased person shall give notice in writing to the directors that he desires to make such a sale or transfer. Such notice shall constitute the board his agent for the sale of such shares, the said shares to be offered to the other members of the company at a price to be agreed upon between the party giving such notice as aforesaid and the board OR in the case of any difference to be determined by the Auditor of the company. Should the other members of the company wish to purchase the said shares, they shall have the right to do so in proportion to their respective holdings within the company. Failing the acquisition by any member or members, the shares may then be sold or transferred to any person subject to the restrictions upon transfer by the directors. The transfer notice shall not be revocable except with the consent of the directors.

(5) A person becoming entitled to a share by reason of death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share except that he shall not, before being registered as a member in respect of the share, be entitled in respect of

it to exercise any right conferred by membership in relation to meetings of the company; but the directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share, and, if the notice is not complied with within ninety days the directors may thereafter withhold payment of all dividends, bonuses or other moneys payable in respect of the share until requirements of the notice have been complied with.

7. (1) If a shareholder fails to pay any instalment of the issue price of a share on the day appointed for payment thereof, the directors may, at any time thereafter during such time as any part of the instalment remains unpaid, exercise the power to forfeit and reissue the share and to recover the unpaid instalment conferred on the company by section 29(2) and (3) of the Act.

(2) A statutory declaration in writing that the declarant is director or the secretary of the company and that a share in the company has been duly forfeited on a date stated in the declaration, shall be conclusive of the facts therein stated as against all persons claiming to be entitled to the share; the company may receive the consideration (if any) given for the share on the reissue thereof and may, issue a share certificate to the person to whom the share is reissued, and he shall thereupon be registered as the holder of the share and shall not be bound to see the application of the consideration (if any) nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

8. The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings at that meeting.

9. (1) In accordance with sections 142 and 149 of the Act any member entitled to attend and vote at a meeting of the company shall be entitled to appoint another person, whether a member or not, as his proxy to attend and vote instead of him and the proxy shall, subject to that section, have the same rights as the member to speak at the meeting.

(2) An instrument appointing a proxy, shall be in the following form as near thereto as circumstances admit:

"..................................................................

................Incorporated

I/we..................................................of,..
............................................................
..........., in the county of .........................,
being a member, members of the above-named company hereby
appoint ..........................................of
.............................................., or
failing him, ..................................... of
..................................., as my/our proxy
to vote ...............................................
for me/us on my/our behalf at the annual OR extraordinary
(as the case may be) general meeting of the company to be
held on the ........... day of
................................... 19......, and at any
adjournment thereof.
Signed this .................. day of
.................................. 19...".

10. (1) The chairman if any, of the board of directors shall preside as Chairman at every general meeting of the company, or if there is no such Chairman, or if he is not present within fifteen minutes after the time appointed for the holding of the meeting or is unwilling to act the directors present shall elect one of their member to be chairman of the meeting.

(2) If at any meeting no director is willing to act as Chairman or if no director is present within fifteen minutes after the time appointed for the holding of the meeting, the members present shall choose one of their member to be chairman of the meeting.

(3) The chairman may, with the consent of any meeting at which a quorum is present, (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place; when a mèeting is adjourned for eight days or more, notice of the adjourned meeting shall be given as in the case of an original meeting but in any other case it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

11. Postal voting is permitted at meetings and section 183 of the Act shall apply accordingly.

12. Where, at any time, the shares of the company are divided into different classes, paragraphs 8 to 11 and the provisions of this Act relating to general meetings shall apply to meetings of any class of members in like manner as they apply to general meetings.

13. Subject to any rights or restrictions for the time being attached to any class of shares and which may be validly attached thereto pursuant to this Act -

(a) on a show of hands each member and proxy lawfully present at the meeting shall have one vote, and on a poll each member present in person or by proxy shall have one vote for each share held by him;

(b) in the case of postal voting each person entitled to attend and vote at the meeting shall have one vote for each share held by him.

14. The remuneration payable to any director shall be determined or approved by the members in general meeting.

15. (1) The directors may pay all expenses incurred in promoting and registering the company.

(2) The directors may exercise all such powers of the company, including power to borrow money and to mortgage or charge its property and undertaking or any part thereof and to issue debentures, as are not by this Act or these by-laws required to be exercised by the members in general meeting.

(3) Subject to compliance with section 90 of the Act, a director may enter into any contract with the company and no contract or any other contract of the company in which a director is in any way interested shall be liable to be avoided nor shall a director be liable to account for any profit made thereby by reason of the director holding the office of director or of the fiduciary relationship thereby established:

(4) There shall be no share qualification for a person to hold the office of a director.

(5) No person subject to any of the disabilities set out in section 4(2) of the Act shall be a director AND any director becoming subject thereto shall automatically cease to hold the office of a director of the company PROVIDED ALWAYS that should the disability cease, that person may once more resume the office of a director forthwith.

(6) A director may act by himself or his firm in a professional capacity for the company, except as auditor, and he and his firm shall be entitled to proper remuneration for professional service as if he were not a director.

16. (1) The directors may meet together for the despatch of business, adjourn, and otherwise regulate their meetings, as they think fit.

any such director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a director.

(12) A resolution in writing, signed by all the directors for the time being entitled to receive notice of a meeting of the directors, shall be as valid and effectual as if it had been passed at a meeting of the directors duly convened and held.

17. (1) Subject to the provisions of this Act, the directors may from time to time appoint one or more of their body to the office of managing director for such period and on such terms as they think fit, and, subject to the terms of any agreement entered into in any particular case, may revoke such appointment. A managing director's appointment shall be automatically determined if he ceases for any cause to be a director.

(2) The directors may entrust to and confer upon a managing director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit, and may from time to time, withdraw, alter or vary all or any such powers.

18. The secretary or joint secretaries shall be appointed by the directors for such term, at such remuneration and upon such other conditions as they may think fit; and the appointment of any secretary may be determined by them.

19. The directors shall provide for the safe custody of the seal, which shall only be used by the authority of the directors or of a committee of the directors authorised by the directors in that behalf; and every instrument to which the seal shall be affixed shall be signed by a director or by some other person appointed by the directors for the purpose.

20. (1) The company may by ordinary resolution declare dividends in respect of any year or other period but no dividend shall exceed the amount recommended by the directors.

(2) The directors may from time to time pay to the members such interim dividends as appear to the directors to be justified by the profits of the company.

(3) The right to declare or pay a dividend is subject to section 50(6) of the Act.

21. The directors may, before recommending any dividends, set aside out of the profits or income surplus of the company

such sums as they think proper in order to provide for a known liability, including a disputed or contingent liability, or as a depreciation or replacement provision and may carry forward any profits or income surplus which they may think prudent not to distribute.

22. (1) Subject to section 50(4) of the Act, all dividends shall be declared and paid as a fixed sum per share and not as a proportion of the amount paid in respect of a share.

(2) The directors may deduct from a dividend payable to a shareholder all sums of money presently payable by the shareholder to the company in respect to his shares.

23. (1) Any dividend payable in cash may be paid by cheque or warrant sent by post to the registered address of the shareholder or, in the case of joint holders to that one who is first named on the register of members, or to such person and to such address as the holder or joint holders may in writing direct.

(2) Every such cheque shall be made payable to the order of the person to whom it is sent.

(3) Any one of two or more joint holders may give effectual receipts for any dividends.

(4) Every dividend payment shall be accompanied by a statement showing the gross amount of the dividend, and any tax deducted or deemed to be deducted therefrom.

(5) No dividend shall bear interest against the company.

24. The company, upon the recommendation of the directors may exercise the powers conferred-

(a) by section 50(4) of the Act to direct that payment of a dividend shall be wholly or partly by distribution of fully paid up shares in another body corporate;

(b) by section 50(6) of the Act to resolve to make a capitalisation issue of shares or;

(c) by section 52(2) of the Act to resolve to issue shares by way of bonus, and the directors shall do all acts and things required to give effect to the direction or resolution.

25. (1) The directors may from time to time appoint officers and agents and may appoint any body corporate, firm or body of persons, whether nominated directly or indirectly, by the directors, to be the attorneys of the company for such purposes and with such powers, authorities and discretions, not exceeding those vested in or exercisable by the directors under by these by-laws, and for such period and subject to such conditions as they may think fit.

(2) Any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the directors may think fit and may also authorise any such attorneys to delegate all or any of the powers authorities and discretions vested in him.

26. (1) A notice may be given by the company or any member, shareholder or debenture holder either personally or by sending it by post to him or to his registered address, or, or if he has no registered address within Guyana, to the address (if any) within Guyana supplied by him to the company for the giving of notice to him; where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying, and posting a letter containing the notice, and to have been effected in the case of a notice of a meeting at the expiration of twenty four hours after the letter containing the same is posted, and in any other case at the time at which the letter would be delivered in the ordinary course of post.

(2) A notice may be given by the company to the joint holders of a share or debenture by giving the notice to the joint holder first named in the register of members or debenture holders in respect of the share or debenture.

(3) A notice may be given by the company to the persons entitled to a share or debenture in consequence of the death or bankruptcy of a member or debenture holder by sending it through the post in a prepaid letter addressed to them by name, or by the title of the representatives of the deceased or trustee of the bankrupt, or by any like description, at the address (if any) within Guyana supplied for the purpose by the persons claiming to be so entitled, or until such an address has been supplied by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

(4) Notice of every general meeting shall be given in any manner so authorised to-

(a) every member except those members who, having no registered address within Guyana, have not supplied to the company an address within Guyana for the giving of notices to them;

(b) every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a member, where a member but for his death or bankruptcy would be entitled to receive notice of the meetings; and

(c) the auditor for the time being of the company, and no other person shall be entitled to receive notices of general meetings.

27. (1) If the company is wound up, the liquidator may, with the sanction of a special resolution of the company and any other sanction required by the Act, divide amongst the members in specie or kind the whole or any part of the assets of the company (whether they consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the members or different classes of members.

(2) The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the members or shareholders as the liquidator with the like sanction thinks fit.

(3) Notwithstanding anything in this paragraph, no member or shareholder shall be compelled to accept any shares or other securities on which there is any liability.

28. Every director, managing director, agent, auditor, secretary and other officer for the time being of the company shall be indemnified out of the assets of the company against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favour, or in which he is acquitted.

29. If the company shall be wound up and the surplus assets insufficient to repay the whole of the paid-up capital such surplus assets shall be distributed so that as nearly as may be the losses shall be borne by the members of the company in proportion to capital paid up or which ought to have been paid up on the shares held by them respectively at the commencement of the winding up. But this by-law is to be without prejudice to the rights of holders of shares issued upon special conditions.

30. In the event of the winding up of the company in Guyana, every member who for the time being is not in Guyana, shall be bound within 21 (twenty one) days after the passing of an effective resolution to wind up the company voluntarily, or after the making of an Order by the Court for the winding up of the company, to appoint a representative in Guyana upon whom all summonses, notices, process, orders and judgments relating to or made or issued under the winding up of the company may be served and give notice of

such appointment within the same period of 21 (twenty one) days by cable, telex, facsimile or otherwise to the company **AND** in default of such nomination the liquidator of the company shall be at liberty on behalf of such member to appoint some such person and service upon any such appointee whether appointed by the member or liquidator shall be deemed to be good personal service on such member for all purposes.

Dated this 18th day of December, 2000.

X

X

GUYANA

CERTIFIED A TRUE COPY

Denise K. Buckles
Sworn Clerk and Notary Public
2001-01-11

REGISTRAR OF JOINT STOCK COMPANIES
GUYANA

Certified a True Copy

Assistant Sworn Clerk
2007-01-16

**COMPANIES ACT, 1991**

(Section 32(4))

# ARTICLES OF AMENDMENT

# OF

# CEL*STAR (GUYANA) INC.

Kt ...
fee 800.00
copies 700.00
1500.00

**FORM 4** 21/11/06

## COMPANIES ACT, 1991

(Section 32(4))

## ARTICLES OF AMENDMENT

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1. Name of Company — CEL*STAR GUYANA INC

2. Company No. — 4715

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3. The articles of incorporation of the above named company are amended as follows:

By the change in the name of the company from Cel*Star Guyana Inc to U-Mobile (Cellular ) Inc.


REGISTRAR OF JOINT STOCK COMPANIES
GUYANA